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                                                                    EXHIBIT 7(9)


                        RIGHT OF FIRST REFUSAL AGREEMENT

      This Right of First Refusal Agreement (this Agreement) is made on the date written below, by and among Fred W. Wagenhals ("Fred") and Lisa K. Wagenhals ("Lisa").

      In Consideration of the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the parties hereto agree as follows.

1.    DEFINITIONS.  Certain terms used herein are defined as follows:

      A "Company" shall mean Action Performance Companies, Inc., an Arizona corporation

      B "Escrow Agent" means the mutually agreeable third party who will hold the Shares in escrow in accordance with this Agreement

      C "Escrow Agreement" means the written agreement which will be negotiated and executed in good faith by the parties hereto and the Escrow Agent, pursuant to which the Escrow Agent will hold the Shares in Escrow in accordance with this Agreement.

      D "Immediate Family" means any spouse, child, grandchild, parent, brother, or sister of a Holder

      E "Shares" means any shares of capital stock of the Company which Lisa will receive directly or indirectly (i.e., in partnership or other entity) pursuant to the Property Settlement Agreement dated January 21, 2005 ("Settlement Agreement") and all securities into which such Shares may be converted or reclassified as a result of any merger, consolidation, stock split, stock dividend, or other recapitalization of the Company, whether now owned or hereafter acquired

2. RESTRICTIONS ON TRANSFER. Lisa shall not sell or engage in any transaction which has resulted in or will result in a change in the beneficial or record ownership of' any Shares, including without limitation, a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a Transfer), except as provided in this Agreement, and any such Transfer of Shares or attempted Transfer of Shares in contravention of this Agreement shall be void and ineffective for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever

3.    RIGHT OF FIRST REFUSAL.

      A Each time Lisa proposes to Transfer (or is required by operation of law or other involuntary transfer) any or all of the Shares during the term of this Agreement, she shall first offer such Shares to Fred in accordance with the following provisions.

            i Lisa shall deliver a written notice (a Notice) to Fred c/o Action Performance Headquarters Office or such other address as Fred shall designate in writing to Lisa, stating - (A) her bona fide intention to Transfer such Shares, (B) the name and address of the proposed transferee and the purchase price, if a private transaction, (C) the number of Shares to be transferred, and (D) if a market sale, the purchase price per Share for which Lisa proposes to Transfer such Shares (which shall be the closing market price of the Shares as of the date the Notice is sent or/if the market is not open on that date, then the closing market price on the last day the market was open prior to the date the Notice was sent)

            ii Within forty-eight hours (48) [two (2) business days] after receipt of the Notice, Fred or his designee shall have the first right to purchase or obtain such Shares, upon the price and terms of payment designated in the Notice. If the Notice provides for a private sale with the payment of non-cash consideration, Fred, at his option, may pay the consideration in cash equal to his good faith estimate of the present fair market value of the non-cash consideration offered once Lisa receives a confirmation that Fred has been notified of the intent to Transfer Shares, Lisa can Transfer such Shares after the Forty-eight (48) hour period has expired if Lisa does not receive a response.

            iii If Fred or his designees elects not to purchase or obtain all of the Shares designated in the Notice, then Lisa may Transfer the Shares referred to in the Notice which are not purchased by Fred, providing such Transfer (A) is completed within three
                  (3) business days after the expiration of Fred's right to purchase or obtain such Shares and (B) is made at the price and terms designated in the Notice if a private sale, or sold at the then current market price if a market sale. If such Shares are not so transferred, Lisa must give notice in accordance with this paragraph prior to any other or subsequent Transfer of such Shares Lisa shall promptly provide Fred written evidence of any such sale to third parties

4. PAYMENT OF PURCHASE PRICE. Payment of the purchase price for the Shares purchased shall be made, at the option of Fred or his assignee(s), in cash, check or wire transfer within three (3) days after the exercising of the Option and contemporaneous with the delivery of the certificates representing the Shares being purchased

5. ESCROW. Promptly upon execution of this Agreement, the certificates representing the Shares shall be delivered to the Escrow Agent and held by it in accordance with this Agreement and the Escrow Agreement

6. TERMS OF AGREEMENT. The restrictions on Transfer of Shares set forth in this Agreement shall terminate upon the determination of Fred that this Agreement shall be terminated, on the date specified in the Settlement Agreement, or ten (10) years from the date hereof, which ever occurs first

7. FURTHER ASSURANCES. Each party hereto agrees to perform any and all further acts and to execute and deliver any documents which may reasonably be necessary to carry out the provisions of this Agreement

8. MODIFICATION. This Agreement may be amended only by the written agreement of the parties

9. WILL PROVISIONS. Lisa agrees to insert in her will, or to execute a codicil thereto, directing and authorizing her executor to fulfill and comply with the provisions hereof.


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10.   NOTICE.  Any notice required or permitted hereunder shall be delivered in person or sent by telecopier, air courier or certified mail, return receipt requested, postage and fees prepaid in all cases, to the address of the signatory shown on the signature page hereto, or to such other address as will have been specified by prior written notice to the sending party Notice shall be effective upon delivery if it is hand-delivered; upon receipt if it is transmitted by telecopier, air courier or registered, certified or express mail, upon expiration of the third business day after deposit in the United States mail if mailed from and to an address in the United States, and upon expiration of the tenth business day after deposit in the United States mail if mailed from or to an address outside the United States

11. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their permitted successors in interest of any kind whatsoever, their heirs, executors, administrators, and personal representatives.

12. GOVERNING LAW. This Agreement will be governed in all respects by the laws of the State of Arizona as such laws are applied to agreements between Arizona residents entered into and to be performed entirely within Arizona, without regard to conflicts of law (principles) The parties hereby consent to the exclusive jurisdiction of the state or federal courts located in the State of Arizona County of Maricopa, for the resolution of any disputes arising out of this Agreement.

13. ENFORCEMENT. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances

14. DAMAGES. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, may, in its sole discretion, apply to a court or competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances

15. AUTHORITY. Each party to this Agreement represents that such party has duly authorized, executed and delivered this Agreement and that this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

16. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original, but all of which together will constitute one and the same instrument

17. SOLE AGREEMENT. This Agreement and the Settlement Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supercedes any and all prior or contemporaneous agreements and understandings pertaining thereto whether oral or written

18. CONSTRUCTION. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against any party.


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19.   SEVERABILITY.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms and interpreted as if such provisions were as excluded

20. ATTORNEY FEES. In the event that any dispute among the parties hereto should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of litigation and arbitration

                                                  /s/ Fred W. Wagenhals
                                          --------------------------------------
                                          FRED W. WAGENALS
                                          Address      1480 S. Hohokam Dr.
                                                  ------------------------------
                                                        Tempe, AZ  85281
                                                  ------------------------------

Dated:     1-20-05
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                                                 /s/ Lisa Wagenhals
                                          --------------------------------------
                                          LISA WAGENALS
                                          Address     7533 N. 70th St.
                                                  ------------------------------
                                                    Paradise Valley, AZ 85253
                                                  ------------------------------

Dated:     1-21-05
       ---------------



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